QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
THE RICEX COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 29, 2001

To the Stockholders of
The RiceX Company:

    NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of the Stockholders of The RiceX Company, a Delaware corporation (the "Company") will be held at The Sacramento Marriott Rancho Cordova, 11211 Point East Drive, Rancho Cordova, California on Friday, June 29, 2001, from 8:00 A.M. to 10:00 A.M. (Pacific Time) for the following purposes:

  1.
  To elect two Class III directors to the Board of Directors who will serve until the Company's 2004 Annual Meeting of Stockholders or until their successors have been duly elected and qualified;

  2.
  To increase the number of authorized shares of Common Stock to be issued under the Company's 1997 Stock Option Plan from 5,000,000 to 10,000,000 and to increase the number of reserved shares of Common Stock from 5,000,000 shares to 10,000,000 shares; and

  3.
  To transact such other business as may be properly brought before the meeting or any postponement or adjournment thereof.

    It is anticipated that this Proxy Statement and the accompanying form of proxy will first be sent to the stockholders of the Company on or about June 1, 2001. The Board of Directors knows of no matters, other than those set forth in paragraphs 1 and 2 above (discussed in greater detail in the accompanying Proxy Statement), that will be presented for consideration at the meeting. Stockholders of record at the close of business on May 11, 2001 will be entitled to notice of and to vote at said meeting or any adjournments thereof. A list of such stockholders shall be open to the examination of any stockholder at the meeting and for a period of ten days prior to the date of the meeting at the Company's principal executive offices in El Dorado Hills, California.

    The Board of Directors urges each stockholder to read carefully the enclosed proxy statement, which is incorporated herein by reference.

                      By Order of the Board of Directors,

                      /s/ Todd C. Crow
                      Todd C. Crow
                      Secretary and Chief Financial Officer

El Dorado Hills, CA
Dated: June 1, 2001

IMPORTANT

Whether or not you expect to attend the 2001 Annual Meeting in person, please complete, date, sign, and return the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. Your proxy will be revocable any time prior to its exercise either in writing or by voting your shares personally at the 2001 Annual Meeting.

The RiceX Company
1241 Hawk's Flight Court
El Dorado Hills, CA 95762

PROXY STATEMENT FOR
2001 ANNUAL MEETING OF STOCKHOLDERS
June 29, 2001

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors and management of The RiceX Company, a Delaware corporation ("RiceX" or "Company"), of proxies from the holders of the Company's common stock, par value $.001 per share (the "Common Stock"), for use at the 2001 Annual Meeting of Stockholders to be held at The Sacramento Marriott Rancho Cordova, 11211 Point East Drive, Rancho Cordova, California on Friday, June 29, 2001, from 8:00 A.M. to 10:00 A.M. (Pacific Time) and at any adjournments or postponements thereof. A form of the proxy is enclosed for use at the meeting. Stockholders are being asked to vote upon the election of two Class III directors to the Board of Directors, the amendment to the Company's 1997 Stock Option Plan and such other business as may properly come before the meeting.

INFORMATION CONCERNING PROXY

    The enclosed proxy is solicited on behalf of the Company's Board of Directors. If no instructions are given on the proxy, all shares represented by valid proxies received pursuant to this solicitation and not revoked before they are voted will be voted (i) FOR the Class III directors nominated by the Board of Directors, (ii) FOR the amendment to the Company's 1997 Stock Option Plan and (iii) as recommended by the Board of Directors, with regard to all other matters or, if no such recommendation is given, in the discretion of the proxy holder. Proxies marked "withhold" and/or "abstain" will be counted towards the quorum requirement but will not be voted for the election of the Board of Directors' director nominees and the amendment to the Company's 1997 Stock Option Plan.

    A proxy may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company or by submitting, prior to the time of the meeting, a properly executed proxy bearing a later date. Stockholders having executed and returned a proxy, who attend the meeting and desire to vote in person, are requested to so notify the Secretary of the Company prior to the time of the meeting.

    The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mail, certain officers and regular employees of the Company may solicit, for no additional compensation, the return of proxies by telephone, telegram, or personal interview. The Company has requested brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to their principals, the beneficial owners of Common Stock of the Company, and will reimburse them for their reasonable out-of-pocket expenses in so doing.

    The mailing address of the Company is 1241 Hawk's Flight Court, El Dorado Hills, CA 95762.

PURPOSES OF THE MEETING

    At the 2001 Annual Meeting, the Company's stockholders will consider and vote upon the following matters:

  1.
  To elect two Class III directors to the Board of Directors who will serve until the Company's 2004 Annual Meeting of Stockholders or until their successors have been duly elected and qualified;

  2.
  To increase the number of authorized shares of Common Stock to be issued under the Company's 1997 Stock Option Plan from 5,000,000 to 10,000,000 and to increase the number of reserved shares of Common Stock from 5,000,000 shares to 10,000,000 shares; and
  3.
  To transact such other business as may be properly brought before the meeting or any postponement or adjournment thereof.

    Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (i) FOR the Class III directors nominated by the Board of Directors, (ii) FOR the amendment to the Company's 1997 Stock Option Plan and (iii) as recommended by the Board of Directors, with regard to all other matters or, if no such recommendation is given, in the discretion of the proxy holder, upon any other proposal as may properly come before the Annual Meeting. In the event a stockholder specifies a different choice by means of the enclosed proxy, such stockholder's shares will be voted in accordance with the specification so made.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

    The Company's Board of Directors has fixed the close of business on May 11, 2001 as the record date for the determination of stockholders entitled to vote at the meeting (the "Record Date"). As of the Record Date, there were 38,829,350 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter submitted to stockholders for approval at the Annual Meeting. Stockholders do not have the right to cumulate votes for directors.

    The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. Any other matter that may be submitted to a vote of the stockholders will be approved if the number of shares of Common Stock voted in favor of the matter exceeds the number of shares voted against the matter, unless the matter is one for which a greater vote is required by law or by the Company's Certificate of Incorporation or Bylaws. If less than a majority of outstanding shares of Common Stock is represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

    Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter. The inspectors of election will treat shares referred to as "broker or nominee non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter and therefore will not be considered by the inspectors of election when counting votes cast on the matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Accordingly, abstentions and broker or nominee non-votes will not have the same effect as a vote against the election of any director.

SECURITY OWNERSHIP

    The following table sets forth certain information as of May 1, 2001 (the "Reference Date") with respect to the beneficial ownership of Common Stock of the Company, by each person known by the Company to own beneficially more than five percent of the Company's Common Stock, by each executive officer and director, and by all executive officers and directors as a group. Unless otherwise indicated, all persons have sole voting and investment powers over such shares, subject to community property laws. As of the Reference Date, there were 38,829,350 shares of Common Stock outstanding and unexercised warrants and options representing 26,671,369 shares.

Name(1)	Amount & Nature of Beneficial Owner(2)		Percent of Class
Monsanto	7,167,479		10.94%
800 N. Lindbergh, St. Louis, MO 63167
Intermark Partners Strategic Management, LLC	5,850,000	(3)	8.93%
484 East Carmel Dr., Carmel, IN 46032
GBV Intermark Fund, LLC	5,803,574	(4)	8.86%
2998 Douglas Blvd., Roseville, CA 95661
Gilbert L. McCord, Sr.	5,803,571	(5)	8.86%
7029 E. Hill Road, Grand Blac, MI 48439
Daniel L. McPeak, Sr., Chairman of the Board and Patricia McPeak, Director	5,574,095	(6)	8.51%
Kirit Kamdar, Director	1,801,250	(7)
Steven W. Saunders, Director	857,300	(7)
Kenneth L. Miller, Director	150,000
Todd C. Crow, Chief Financial Officer	1,010,000	(7)
Ike E. Lynch, V.P. Operations	1,340,255	(7)
Daniel L. McPeak, Jr., V.P. General Manager	966,500	(7)
All directors and executive officers, as a group (8 persons)	11,699,400		17.86%

(1)
Except as otherwise noted, the address for each person is c/o The RiceX Company, 1241 Hawk's Flight Court, El Dorado Hills, California 95762
(2)
Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. A person is deemed to be the beneficial holder of securities that can be acquired by such person within 60 days from the Reference Date upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by including shares, underlying options or warrants which are exercisable by such person currently, or within 60 days following the Reference Date, and excluding shares underlying options and warrants held by any other person.
(3)
Represents warrants to purchase 5,850,000 shares of common stock. The warrants are currently exercisable. Warrants to purchase 3,250,000 are restricted from sale and, or transfer until such time when the Company's revenues at various stages reach an annualized equivalent of $12,000,000 and $25,000,000.
(4)
Includes warrants to purchase 4,017,859 shares of common stock. The warrants are currently exercisable. Warrants to purchase 2,232,144 are restricted from sale and, or transfer until such time when the Company's revenues at various stages reach an annualized equivalent of $12,000,000 and $25,000,000.

(5)
Includes warrants to purchase 4,017,857 shares of common stock. The warrants are currently exercisable. Warrants to purchase 2,232,143 are restricted from sale and, or transfer until such time when the Company's revenues at various stages reach an annualized equivalent of $12,000,000 and $25,000,000.
(6)
Ownership shown jointly because Mr. McPeak and Ms. McPeak are married. Includes options to purchase 2,000,000 shares of common stock, 1,708,225 shares in Mr. McPeak's name and 1,665,870 shares in Ms. McPeak's name and 200,000 held in a joint trust.
(7)
Includes options for the purchase of common stock as follows: Kirit S. Kamdar, 50,000; Steven W. Saunders, 50,000; Todd C. Crow, 1,010,000; Ike E. Lynch, 1,040,000, also includes 14,409 shares of common stock held by Mr. Lynch's wife to which Mr. Lynch disclaims beneficial ownership; Daniel L. McPeak, Jr., 960,000.

TO ELECT DIRECTORS
(PROPOSAL NO. 1)

Description of Current Board of Directors

    The Company's Certificate of Incorporation provides that the Board of Directors shall consist of not less than five nor more than eight members, with the exact number to be fixed from time to time by the Board of Directors. The Certificate of Incorporation divides the Board of Directors into three classes, with staggered three-year terms. The current classes of the Board of Directors and their terms of office are as follows:

CLASS DIRECTORS		TERM EXPIRES IN:
I	Kirit S. Kamdar	2002
I	Steven W. Saunders	2002
II	Kenneth L. Miller	2003
III	Daniel L. McPeak, Sr.	2001
III	Patricia McPeak	2001

Nominees

    The two directors serving in Class III have terms expiring at the Annual Meeting. One of the Class III directors currently serving on the Board, Mr. McPeak, Sr. has been nominated by the Board of Directors for re-election to a three-year term at the Annual Meeting. Todd C. Crow, currently serving as the Corporate Secretary and Chief Financial Officer of the Company, has been nominated by the Board of Directors for election to a Class III director. Each Class III director elected at the Annual Meeting will serve for a term expiring at the Company's 2004 Annual Meeting of Stockholders or when his successor has been duly elected and qualified. The Board of Directors has no reason to believe that any nominee will refuse or be unable to accept election; however, in the event that any nominee is unable to accept election or if any other unforeseen contingencies should arise, each proxy that does not direct otherwise will be voted for the remaining nominees, if any, and for such other person(s) as may be designated by the Board of Directors.

    Below is information with respect to each nominee for election.

    DANIEL L. MCPEAK, SR.  Mr. McPeak co-founded the Company in February 1989 and has served as Chairman of the Board of the Company since its formation. In November 1998, Mr. McPeak was re-appointed Chief Executive Officer ("CEO") of the Company. Mr. McPeak previously served as CEO of the Company from May 1989 to April 1997. Mr. McPeak is the spouse of Ms. McPeak and the father of Daniel L. McPeak, Jr. Mr. McPeak will serve as a Class III Director until the election of Directors in 2001.

    TODD C. CROW.  Mr. Crow joined the Company in May 1996 and has been the Company's Vice President of Finance and Chief Financial Officer since November 1998 and its Secretary since January 1999. From September 1997 to November 1998, Mr. Crow was the Company's Controller. From May 1996 to September 1997 he was the Company's Chief Financial Officer. Mr. Crow also served as a Director of the Company from June 1996 to January 1997. From 1989 until joining The RiceX Company, Mr. Crow held senior financial positions with the Morning Star Group, an agri-business holding company, and Harter, Inc., a food-processing manufacturer.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF EACH NOMINEE NAMED ABOVE.

CURRENT DIRECTORS AND EXECUTIVE OFFICERS

    The Board of Directors is classified into three classes, designated Class I, Class II and Class III. The term of office of the current Class I Directors expires at the Annual Meeting of Stockholders in the year 2002, the term of office of the current Class II Director expires at the Annual Meeting of Stockholders in the year 2003, and the term of the current Class III Directors shall expire at this Annual Meeting of Stockholders and is subject to vote as proposed above. The classification of the Board of Directors has the effect of generally requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the Board of Directors. The current Board of Directors and Executive Officers include:

NAME	AGE	POSITION
Daniel L. McPeak, Sr.	66	Class III Director, CEO, and Chairman of the Board
Patricia McPeak (1)	60	Class III Director
Kirit S. Kamdar (1)	59	Class I Director
Steven W. Saunders (2)	45	Class I Director
Kenneth L. Miller (2)	56	Class II Director
Todd C. Crow	52	Vice President Finance & Chief Financial Officer
Ike E. Lynch	56	Vice President of Operations
Daniel L. McPeak, Jr.	41	Vice President and General Manager

(1)
Member of the Compensation Committee
(2)
Member of the Audit Committee

    DANIEL L. MCPEAK, SR.  Mr. McPeak co-founded the Company in February 1989 and has served as Chairman of the Board of the Company since its formation. In November 1998, Mr. McPeak was re-appointed Chief Executive Officer ("CEO") of the Company. Mr. McPeak previously served as CEO of the Company from May 1989 to April 1997. Mr. McPeak is the spouse of Ms. McPeak and the father of Daniel L. McPeak, Jr. Mr. McPeak will serve as a Class III Director until the election of Directors in 2001.

    PATRICIA MCPEAK.  Ms. McPeak co-founded the Company in February 1989 and served as President from its formation until March 31, 2000. From February 1989 to January 1996, Ms. McPeak also served as Secretary of the Company. On February 5, 1999, the Board of Directors approved Ms. McPeak's formation of a retail nutraceutical company and her resignation as President at a future date. On March 31, 2000, Ms. McPeak resigned as President and retained her seat on the Company's Board of Directors. Since April 1, 2000, Ms. McPeak has been President and CEO of NutraStar, Incorporated, which has the license to sell RiceX products in the nutraceutical market. Ms. McPeak is the spouse of Mr. McPeak. Ms. McPeak will serve as a Class III Director of the Company until the election of Directors in 2001.

    KIRIT S. KAMDAR.  Mr. Kamdar has served as a Class I Director of the Company since August 1998 and will serve until the next election of Directors in 2002. From January 1990 to September 1992, Mr. Kamdar also served as Director of the Company, and from January 1990 to April 1994 as the

Company's Executive Vice President. Since July 1974, Mr. Kamdar has been Chairman of the Board and Chief Executive Officer of Kamflex Corporation, a manufacturing corporation.

    STEVEN W. SAUNDERS.  Mr. Saunders has served as a Class I Director of the Company since August 1998 and will serve until the next election of Directors in 2002. Mr. Saunders has been President of Saunders Construction, Inc., a commercial construction firm since February 7, 1991 and President of Warwick Corporation, a business-consulting firm.

    KENNETH L. MILLER.  Mr. Miller has served as a Class II Director of the Company since October 2000 and will serve until the next election of Directors in 2003. Mr. Miller co-founded Granite Bay Ventures, LLC, a venture capital firm, and has served as Senior Partner from January 1999 to present. From March 1995 to present, Mr. Miller has served as a self-employed consultant focusing on marketing and strategic planning. From November 1999 to the present, Mr. Miller has served as a Director of Polymer Bioscience, Inc., a medical device company. From November 1998 to the present, Mr. Miller has served as a Director of Digital Doc, Inc., a dental technology company. From 1991 to 1996, Mr. Miller served as Senior Vice President of Field Operations for LeFebure Corporation, a bank equipment manufacturing company. From 1979 to 1991, Mr. Miller held various positions including Director of Marketing and Vice President, General Manager of the Mosler Division of American Standard, Inc., an electronics systems firm. From 1971 to 1979, Mr. Miller held various senior financial and management positions in the moving and storage industry.

    TODD C. CROW.  Mr. Crow joined the Company in May 1996 and has been the Company's Vice President of Finance and Chief Financial Officer since November 1998 and its Secretary since January 1999. From September 1997 to November 1998, Mr. Crow was the Company's Controller. From May 1996 to September 1997 he was the Company's Chief Financial Officer. Mr. Crow also served as a Director of the Company from June 1996 to January 1997. From 1989 until joining The RiceX Company, Mr. Crow held senior financial positions with the Morning Star Group, an agri-business holding company, and Harter, Inc., a food-processing manufacturer.

    IKE E. LYNCH.  Mr. Lynch has served as Vice President of Operations of the Company since July 1997 and as President and Chief Operations Officer of FoodEx MT since January 1997. Previously Mr. Lynch was President and Chief Executive Officer of Centennial Foods, Inc., since its founding in 1989 until its acquisition by the Company in January 1997.

    DANIEL L. MCPEAK, JR.  Mr. McPeak joined the Company in July 1996 and has been the Company's Vice President and General Manager since November 1998. From July 1996 to July 1997, he served as Director of Sales and Marketing then moved to the position of Business Manager until November 1998. From 1994 until joining the Company, Mr. McPeak served as Vice President of Marketing for Fort Knox, Inc., a security products manufacturer. Daniel L. McPeak, Jr. is the son of Daniel L. McPeak, Sr.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based upon a review of the Company's records, the Company is aware that the following officers or directors of the Company failed to timely file one or more reports disclosing beneficial ownership of securities of the Company as required under Section 16(a) of the Securities Exchange Act of 1934, as amended, during the fiscal year ended December 31, 2000: Daniel McPeak, Sr. failed to file Form 4 reporting the issuance of options to him to acquire 2,000,000 shares of common stock pursuant to the Company's 1997 Employee Stock Option Plan.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During the Company's fiscal year ended December 31, 2000, the Company's Board of Directors held nine meetings and took certain actions by written consent. During the 2000 fiscal year, no director attended fewer than ninety percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he served on the Board, and (ii) the number of meetings of committees of the Board of Directors held during the period he served on such committees. In February 2001, the Board of Directors established an Audit Committee and a Compensation Committee.

Audit Committee

    Since the Audit Committee was established in February 2001, no meetings were held in fiscal year 2000. However the Audit Committee of our Board of Directors currently consists of Steven Saunders and Kenneth Miller. Steven Saunders and Kenneth Miller are both non-employee directors of the Company. This committee is directed to review the scope, cost and results of the independent audit of the Company's books and records, the results of the annual audit with Management and the internal auditors and the adequacy of our accounting, financial, and operating controls; to consider proposals made by the independent auditors for consulting work; and to report to the Board of Directors, when so requested, on any accounting or financial matters. The Board of Directors has not adopted a written charter for the Audit Committee.

Audit Committee Report

    The Audit Committee has reviewed and discussed with management the Company's audited consolidated financial statements as of and for the year ended December 31, 2000.

    The Audit Committee has also discussed with Moss Adams LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

    The Audit Committee has received and reviewed the written disclosures and the letter from Moss Adams LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with Moss Adams LLP their independence.

    Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements referred to above be included in The RiceX Company Annual Report on Form 10-KSB for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

    The Audit Committee of our Board of Directors currently consists of Steven Saunders and Kenneth Miller. The material contained in this Audit Committee Report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act, or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

Compensation Committee

    Since the Compensation Committee was established in February 2001, no meetings were held in fiscal year 2000. However, the Compensation Committee currently consists of Patricia McPeak and Kirit Kamdar. At all times since the formation of the Compensation Committee, both Patricia McPeak and Kirit Kamdar have been non-employee Directors. The Compensation Committee reviews and approves annual salaries, bonuses and other forms and items of compensation for our senior officers and employees. Except for plans that are, in accordance with their terms or as required by law, administered by the Board or another particularly designated group, the Compensation Committee also administers and implements all of our stock option and other stock-based and equity-based benefit plans (including performance-based plans), recommends changes or additions to those plans, and reports to the Board of Directors on compensation matters.

EXECUTIVE COMPENSATION

    The following table sets forth, for the three-year period ended December 31, 2000, the total compensation for the Chief Executive Officer and each of the Company's current executive officers and two former officers whose total salary and bonuses for fiscal 1999 and 2000 exceeded $100,000 or would have exceeded $100,000 on an annualized basis (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

						Long Term Compensation
	Annual Compensation
						Awards Securities Underlying Options/SARs (#)
Name & Principal Position	Year	Salary		Other Annual Compensation			All Other Compensation
Daniel L. McPeak, Sr. (1)	2000	$233,077		—	(2)	2,000,000
Chairman of the Board,	1999	$149,126		$16,251	(5)
Chief Executive Officer	1998	$148,861		—	(2)
Patricia McPeak	2000	$53,500	(12)	—	(2)
President (Resigned March 2000)	1999	$129,339		—	(2)
	1998	$129,342		$18,282	(6)
Ike E. Lynch	2000	$131,538		—	(2)
VP Operations and	1999	$124,592		—	(2)	900,000
Chief Operating Officer of	1998	$137,500		$25,200	(8)	140,000
Food Extrusion Montana
Todd C. Crow (3)	2000	$131,538		—	(2)
Chief Financial Officer	1999	$98,884		—	(2)	900,000
	1998	$79,638		—	(2)
Daniel L. McPeak, Jr. (4)	2000	$131,538		—	(2)
Executive VP,	1999	$98,940		$9,900	(11)	900,000
General Manager	1998	$71,892		$7,200	(11)
Allen J. Simon (Terminated) (1)	2000	—
	1999	$20,833	(10)
	1998	$221,534		$38,471	(7)		$236,522	(9)

(1)
Mr. McPeak was Chief Executive Officer from January 1996 to April 1997 and from November 18, 1998 to present. Mr. Simon provided services as CEO from April 1997 to November 18, 1998 and resigned from the office of CEO effective December 13, 1998 in accordance with his severance agreement.

(2)
Other Annual Compensation is less than 10% of Salary.

(3)
Mr. Crow was Chief Financial Officer from May 1996 to September 1997 and from November 1998 to present.

(4)
Mr. McPeak, Jr. was Vice President of Sales and Marketing from July 1996 to October 1997 and from November 1998 to present its Executive Vice President, General Manager.

(5)
In 1999, represents automobile expenses and other perquisites.

(6)
Represents automobile allowance of $12,000 in 1998 and other perquisites paid on behalf of the executives.

(7)
Represents automobile allowance of $12,600, temporary housing allowance of $24,381 and other perquisites in 1998.

(8)
Represents allowances for temporary living of $18,000 and automobile of $7,200 in 1998.

(9)
Represents severance payments and accrued vacation pay.

(10)
Represents one-month payroll for period prior to severance (November, 14, 1998 to December 14, 1998) paid in 1999.

(11)
Represents automobile allowances and expenses.

(12)
Represents payments made for the months of January, February and March 2000, Ms. McPeak resigned as President of the Company in March 2000.

OPTION ACTIVITY IN 2000 TO EXECUTIVES

    The following table sets forth for each of the Named Executive Officers certain information concerning stock options activity granted during 2000.

Name	Number of Securities Underlying Options/SARs Granted (#)		Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Market Price ($/Sh)	Expiration Date
Daniel L. McPeak, Sr.	2,000,000	(1)	41.8%	$0.79	$0.72	4/1/10
Ike E. Lynch	900,000	(2)	18.8%	$0.72	$0.50	11/1/09
Daniel L. McPeak, Jr.	900,000	(2)	18.8%	$0.72	$0.50	11/1/09
Todd C. Crow	900,000	(2)	18.8%	$0.72	$0.50	11/1/09

(1)
Options were granted on April 1, 2000, 1,000,000 shares were fully vested and immediately exercisable at $0.79 per share. The remaining 1,000,000 shares will be fully vested and exercisable at $0.79 on or after April 1, 2001. Market price of underlying securities on the date of grant, $0.72 per share. See "Certain Relationships and Related Transactions."

(2)
Options were granted on November 1, 1999, 500,000 shares were fully vested and immediately exercisable at $0.72 per share. The remaining 400,000 shares were fully vested and exercisable at $0.72 on or after May 1, 2000. Market price of underlying securities on the date of grant, $0.79 per share. In 1999 and during 2000, all underlying options were exercised. During June 2000, the Company and three executive officers rescinded the exercise of 2,700,000 stock options priced at $.72 per share and promissory notes in the total amount of $1,941,000 given as payment for the exercise price. This has been considered a modification of the award resulting in a new measurement date. On account of the rescission, the executive officers returned to the Company the shares of common stock purchased pursuant to the exercise of the options. The rescission of the exercise of the options restores the Company and the executive officers to the positions they occupied prior to the exercise. The 2,700,000 stock options may be exercised in the future at the $.72 per share exercise price until expired. See "Certain Relationships and Related Transactions."

STOCK OPTION EXERCISES AND YEAR-END VALUE TABLE

    The table below reflects the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2000 for the Named Executive Officers. Values for "in-the-money" options represent the position spread between the exercise price of existing options and the market value for the Company's common stock on December 31, 2000

			Number of Unexercised Options		Value of Unexercised In-the-Money Options
	Shares Acquired on Exercised (#)	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ike E. Lynch	400,000	(1)	1,040,000	—	(2)	—
Daniel L. McPeak, Jr.	400,000	(1)	960,000	—	(2)	—
Todd C. Crow	400,000	(1)	1,010,000	—	(2)	—

(1)
The fair market value of the shares of common stock options exercised as of December 31, 2000 ($.50 per share) was less than the exercise price of such options.

(2)
The fair market value of the common stock subject to options as of December 31, 2000 ($.50 per share) was less than the exercise price of such options.

DIRECTOR COMPENSATION

    On July 9, 1997, the Board of Directors adopted a non-employee director compensation plan pursuant to which non-employee directors are compensated as follows: (i) $15,000 annual retainer payable in quarterly installments for participation at up to six meetings of the Board of Directors; (ii) an immediately exercisable, nonqualified stock option to purchase 50,000 shares of common stock to be granted upon appointment to the Board of Directors, and (iii) an immediately exercisable, nonqualified stock option to purchase 15,000 shares of common stock to be granted on the day of each annual shareholders' meeting during the non-employee director's service on the Board of Directors. Such options are to be granted as freestanding options and not under the 1997 Stock Option Plan. The exercise price shall be the fair market value of a share of common stock on the date of grant. On April 27, 1999 the Board voted to temporarily suspend the grant of options with payment of retainer to the Board of Directors. Directors are also reimbursed for reasonable expenses incurred in attending meetings of the Board of Directors and committees thereof. Effective February 22, 2001, the options program was reinstated and amended. The amendments will include issuing options to purchase 50,000 shares of the Company's common stock to each Board member on the anniversary of their appointment as Board member. The options will be fully vested at the end of one year, or to the anniversary date. Should a member leave prior to 100 percent vesting, the options shares will be prorated to the vested period. The Director annual retainer fee remains suspended.

EMPLOYMENT AGREEMENTS

    MCPEAK EMPLOYMENT AGREEMENT.  The Company entered into an Employment Agreement with Daniel L. McPeak, Sr. in April 2000 (the "McPeak Employment Agreement"), pursuant to which Mr. McPeak agreed to serve as Chairman of the Board of Directors and as Chief Executive Officer of the Company. The McPeak Employment Agreement provides that Mr. McPeak will receive an annual base salary of $250,000. The McPeak Employment Agreement terminates on March 31, 2003, unless his employment is terminated earlier. Thereafter, for a five-year period commencing April 1, 2003 and ending on March 31, 2008, the employment agreement will convert to a consulting agreement with the Company. During the consulting period, the Company shall pay a base of $125,000 per year. If during the term of the consulting period, the Company's annual sales revenues reach or exceed $12,000,000, the consulting fee shall be increased to $175,000 per year. The term will be automatically extended for additional one-year periods unless either party delivers notice of election not to extend the employment at least 60 days prior to the end of the then current term. Mr. McPeak's employment may be terminated prior to the expiration of this agreement under the following circumstances: (i) death; (ii) termination by the Company for Cause (as defined in the McPeak Employment Agreement); (iii) termination by the Company without Cause (as defined in the McPeak Employment Agreement). If Mr. McPeak is terminated without Cause, he is entitled to the base salary in effect at such time for the remainder of the term of the McPeak Employment Agreement. Within six months of first receiving notice of a Change in Control (as defined in the McPeak Employment Agreement) Mr. McPeak may elect to retire from service and render, on a non-exclusive basis, only such consulting and advisory services to the Company as he may reasonably accept and he is entitled to continue receiving his benefits and salary until the latter of (i) six months after the date of such election, (ii) subsequent full-time employment with another enterprise, or (iii) the expiration of the term of the McPeak Employment Agreement.

    LYNCH EMPLOYMENT AGREEMENT.  In May 1999, the Company entered into an Employment Agreement with Mr. Ike E. Lynch (the "Lynch Employment Agreement"), pursuant to which Mr. Lynch agreed to serve as Vice President of Operations for the Company and Chief Operating Officer for the Company's subsidiary, Food Extrusion Montana. The Lynch Employment Agreement provides that Mr. Lynch will receive an annual base salary of $125,000, which was increased to $135,000 on May 1, 2000, and will be reviewed annually. The Lynch Employment Agreement terminates on May 1, 2004, unless his employment is terminated earlier. Thereafter, the term will be automatically extended for an additional five-year term unless either party delivers notice of election not to extend the employment at least 90 days prior to the expiration of the initial term. Mr. Lynch's employment may be terminated prior to the expiration of the agreement under the following circumstances: (i) the mutual written agreement of the Company and Mr. Lynch; (ii) Mr. Lynch's disability, which shall, for the purposes of the Lynch Employment Agreement, mean Mr. Lynch's inability due to physical or mental impairment, to perform Mr. Lynch's duties and obligations under the Lynch Employment Agreement, despite reasonable accommodation by the Company, for a period exceeding three months; (iii) Mr. Lynch's death; (iv) notice of termination by the Company for cause (as defined in the Lynch Employment Agreement); or (v) written notice of termination by the Company without cause upon fourteen (14) days notice, subject to the compensation for early termination. If Mr. Lynch is terminated without cause, the Company shall pay to Mr. Lynch as liquidated damages and in lieu of any and all other claims which Mr. Lynch may have against the Company the amount equal to Mr. Lynch's monthly base salary multiplied by the number of months remaining in the term of this Agreement, or a payment amount equal to two years of Mr. Lynch's base salary, whichever is greater.

    CROW EMPLOYMENT AGREEMENT.  In May 1999, the Company entered into an Employment Agreement with Mr. Todd C. Crow (the "Crow Employment Agreement"), pursuant to which Mr. Crow agreed to serve as Chief Financial Officer of the Company. The Crow Employment Agreement provides that Mr. Crow will receive an annual base salary of $125,000, which was increased to $135,000 on May 1, 2000, and will be reviewed annually. The Crow Employment Agreement terminates on May 1, 2004, unless his employment is terminated earlier. Thereafter, the term will be automatically extended for an additional five-year term unless either party delivers notice of election not to extend the employment at least 90 days prior to the expiration of the initial term. Mr. Crow's employment may be terminated prior to the expiration of the agreement under the following circumstances: (i) the mutual written agreement of the Company and Mr. Crow; (ii) Mr. Crow's disability, which shall, for the purposes of the Crow Employment Agreement, mean Mr. Crow's inability due to physical or mental impairment, to perform Mr. Crow's duties and obligations under the Crow Employment Agreement, despite reasonable accommodation by the Company, for a period exceeding three months; (iii) Mr. Crow's death; (iv) notice of termination by the Company for cause (as defined in the Crow Employment Agreement); or (v) written notice of termination by the Company without cause upon fourteen (14) days notice, subject to the compensation for early termination. If Mr. Crow is terminated without cause, the Company shall pay to Mr. Crow as liquidated damages and in lieu of any and all other claims which Mr. Crow may have against the Company the amount equal to Mr. Crow's monthly base salary multiplied by the number of months remaining in the term of this Agreement, or a payment amount equal to two years of Mr. Crow's base salary, whichever is greater.

    MCPEAK, JR. EMPLOYMENT AGREEMENT.  In May 1999, the Company entered into an Employment Agreement with Daniel L. McPeak, Jr. (the "McPeak, Jr. Employment Agreement"), pursuant to which Mr. McPeak agreed to serve as Executive Vice President and General Manager for the Company. The McPeak, Jr. Employment Agreement provides that Mr. McPeak will receive an annual base salary of $125,000 which was increased to $135,000 on May 1, 2000, and will be reviewed annually. The McPeak, Jr. Employment Agreement terminates on May 1, 2004, unless his employment is terminated earlier. Thereafter, the term will be automatically extended for an additional five-year term unless either party delivers notice of election not to extend the employment at least 90 days prior to the expiration of the initial term. Mr. McPeak's employment may be terminated prior to the expiration of the agreement under the following circumstances: (i) the mutual written agreement of the Company and Mr. McPeak; (ii) Mr. McPeak's disability, which shall, for the purposes of the McPeak, Jr. Employment Agreement, mean Mr. McPeak's inability due to physical or mental impairment, to perform Mr. McPeak's duties and obligations under the McPeak Jr. Employment Agreement, despite reasonable accommodation by the Company, for a period exceeding three months; (iii) Mr. McPeak's death; (iv) notice of termination by the Company for cause (as defined in the McPeak, Jr. Employment Agreement); or (v) written notice of termination by the Company without cause upon fourteen (14) days notice, subject to the compensation for early termination. If Mr. McPeak is terminated without cause, the Company shall pay to Mr. McPeak as liquidated damages and in lieu of any and all other claims which Mr. McPeak may have against the Company the amount equal to Mr. McPeak's monthly base salary multiplied by the number of months remaining in the term of this Agreement, or a payment amount equal to two years of Mr. McPeak's base salary, whichever is greater.

TO AMEND THE 1997 STOCK OPTION PLAN
(PROPOSAL NO. 2)

Description of the 1997 Stock Option Plan

    The Board of Directors adopted the 1997 Stock Option Plan (the "1997 Plan") in November 1997 and the shareholders approved the 1997 Plan in May 1998. A total of 5,000,000 shares have been authorized for issuance under the 1997 Plan, of which 78,000 shares are available for future grant as of December 31, 2000. The 1997 Plan provides for the grant of "incentive stock options" as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), to employees of the Company. The 1997 Plan also provides for the grant of options that are not intended to qualify as incentive stock options under Section 422A of the Code to employees, non-employee directors and consultants of the Company. The exercise price of any incentive stock option granted under the 1997 Plan may not be less than 100% of the fair market value of the Company's common stock on the date of grant. The exercise price of any nonqualified stock option may not be less than 85% of fair market value or 110% of fair market value in the case of a participant owning stock possessing more than 10% of the voting rights of the Company's outstanding capital stock. Shares subject to an option granted under the 1997 Plan may be purchased for cash, in exchange for shares of common stock owned by the optionee, or other consideration as set forth in the 1997 Plan. The 1997 Plan is administered by the Board of Directors. Under the 1997 Plan, options vest not less than 20% per year and have ten-year terms (except with respect to 10% stockholders which have five-year terms). If the Company sells substantially all of its assets or is a party to a merger or consolidation in which it is not the surviving corporation (a "Change of Control"), then the Company has the right to accelerate unvested options and shall give the option holder written notice of the exercisability and specify a time period in which the option may be exercised. All options shall terminate in their entirety to the extent not exercised on or prior to the date specified in the written notice unless the agreement governing the Change of Control shall provide otherwise.

    As of December 31, 2000, we have granted 4,922,000 options under the Plan. As of December 31, 2000, no options under the Plan had been exercised.

    The following is a summary of the stock options currently outstanding by the following categories:

Optionees	Common Shares Under Option	Exercise Price ($/Sh)	Market Value on Date of Grant ($/Sh)	Expiry Date (1)
Executive officers of the Company (4 persons)	4,840,000	$.72 - $1.81	$.50 - $1.81	9/9/07 - 3/31/10
Employees (9 persons)	82,000	$.79	$.55 - $.63	6/30/10 - 7/1/10
Total	4,9,22,000	$.72 - $1.81

(1)
Unless extended under the terms of the Plan, all options generally expire 90 days after the optionee ceases to be related to the company.

    The number of shares of common stock issuable upon the exercise of options is required to be adjusted in the event of a share consolidation or subdivision or other similar change to our share capital.

Proposed Amendment

    The purposes of the 1997 Stock Option Plan ("Plan") are to attract and to retain the best available personnel for positions of substantial responsibility, to provide additional incentives to Employees, Non-Employee Directors and Consultants of the Company and its Subsidiaries, and to promote the success of the Company's business. The Company's Board of Directors has deemed that in the best interest of the Corporation to amend this Plan to increase the number of authorized shares of Common Stock to be issued under the Plan from 5,000,000 to 10,000,000 and to increase the number of reserved shares of Common Stock from 5,000,000 shares to 10,000,000 shares.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF AMENDING THE 1997 STOCK OPTION PLAN AS DISCRIBED ABOVE.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Ms. Patricia McPeak has been a Director of the Company since its formation in 1989. From February 1989 to March 2000, Ms. McPeak served as President of the Company. During 2000, the Company finalized and entered into a joint venture agreement with NutraStar, Incorporated ("NutraStar") for developing and marketing the nutraceuticals and value-added functional foods markets for human nutrition. NutraStar was granted an exclusive license to sell RiceX products in the nutraceutical market. The license covers the United States on an exclusive basis and worldwide on a non-exclusive basis. The exclusive license can be expanded on a country-by-country basis. As part of this transaction, Patricia McPeak resigned as President of the Company and became an officer and shareholder of NutraStar. Ms. McPeak retained her seat on the Company's Board of Directors. She is the spouse of Daniel L. McPeak, Sr., who is Chairman of the Board and Chief Executive Officer of the Company. In exchange for the exclusive license in the nutraceutical market, the Company will receive license fees and it became a ten-percent shareholder in NutraStar. During 2000, the Company recognized sales to NutraStar of $622,000 and recorded cash receipts from NutraStar of $502,000. By year-end 2000 NutraStar had not finalized its pending funding, consequently the Company established a reserve against a receivable from NutraStar. At December 31, 2000, the Company has a receivable from NutraStar for approximately $330,000 net of allowance for doubtful accounts of $250,000. The Company has received payments from NutraStar totaling $286,000 after December 31, 2000 further reducing this receivable. The Company also has a deposit of $100,000 included in deferred revenue at December 31, 2000 from NutraStar.

    Mr. Kirit Kamdar has been a Director of the Company since August 5, 1998 and was a Director of the Company from January 1990 to September 1992. From January 1990 to April 1994, Mr. Kamdar served as the Company's Executive Vice President. Mr. Kamdar currently owns 1,801,250 shares of the Company's common stock or 2.75%. Since July 1974, Mr. Kamdar has been Chairman of the Board and Chief Executive Officer of Kamflex Corporation, ("Kamflex"), a manufacturer of extrusion and conveyor equipment. The Company did not purchase any equipment from Kamflex in 1999 and 2000.

    Mr. Kenneth Miller has been a director of the Company since October 2000 and currently is Manager of GBV Intermark Fund LLC. In September 2000, the Company finalized an agreement with a venture capital firm to convert a $2,500,000 note to equity. On September 29, 2000, the Company converted the note for 3,571,429 shares of common stock and warrants to purchase 3,571,429 shares of common stock at $.70 per share. These warrants are immediately exercisable and have a term of five years. In connection with this conversion, the Company also granted additional warrants to purchase up to 4,464,285 shares of common stock at $.70 per share. These additional warrants are exercisable at any time during the five-year period commencing from the date of grant. The warrant shares are restricted from sale and, or transfer until such time when the Company's revenues at various stages reach an annualized equivalent of $12,000,000 and $25,000,000. In connection with this transaction, the Company issued common stock and warrants to two (2) principle parties, one (1) of which was GBV Intermark Fund, LLC.

    Mr. Daniel McPeak, Sr. has served as Chairman of the Board of the Company since its formation in 1989. In April 2000, the Company issued Mr. McPeak a non-statutory stock option agreement to purchase 2,000,000 shares of common stock at an exercise price of $.79 per share. One half of the options, 1,000,000 shares were fully vested upon date of grant. On April 1, 2001, the remaining 1,000,000 option shares will be fully vested with an exercise price of $.79 per share. Expiration date of the option agreement is April 1, 2010. These stock options were issued in accordance with the Company's Employee Stock Option program that was ratified by the Board of Directors in 1997.

    In November 1999, the Company issued 1,500,000 shares of common stock to three executives pursuant to the exercise of some of their stock options and received promissory notes in the amount of $1,078,000. In June 2000, the executives rescinded the exercise of these stock options and promissory notes. These stock options were issued in accordance with the Company's Employee Stock Option program that was ratified by the Board of Directors in 1997.

    In May 2000, the Company issued 1,200,000 shares of common stock to three executives pursuant to the exercise of some of their stock options and received promissory notes in the amount of $863,000. In June 2000, the executives rescinded the exercise of these stock options and promissory notes. These stock options were issued in accordance with the Company's Employee Stock Option program that was ratified by the Board of Directors in 1997.

    During June 2000, the Company and three executive officers rescinded the exercise of 2,700,000 stock options priced at $.72 per share and promissory notes in the total amount of $1,941,000 given as payment for the exercise price. On account of the rescission, the executive officers returned to the Company the shares of common stock purchased pursuant to the exercise of the options. The rescission of the exercise of the options restores the Company and the executive officers to the positions they occupied prior to the exercise. The 2,700,000 stock options may be exercised in the future at the $.72 per share exercise price until expired.

    In December 1999, Monsanto Corporation ("Monsanto") agreed to convert its note from the Company with an outstanding principal balance of $5,000,000 into 7,167,479 shares of common stock and $54,441 cash. In February 1997, a 1996 loan agreement ("Loan Agreement") with Monsanto pursuant to which it had advanced $5,000,000 to the Company, to be converted to common stock was renegotiated. The renegotiated loan, due in November 1999, was non-interest bearing and convertible into shares of the Company's common stock at the lower of $5.00 per share, or the price per share the Company received in a sale of its common stock in a financing of at least $1,000,000 occurring closest and prior to a notice of intent to convert. The Company recorded a charge against operations of $1,325,000 in 1997 for the beneficial conversion feature as a result of the fair market value of the stock being greater than the conversion rate on the scheduled dates the Company received the proceeds pursuant to the Loan Agreement. As a result of this charge, the effective interest rate of the loan is greater than the interest rate currently available to the Company for similar debt; therefore no imputed interest has been calculated on this loan.

    The Company believes that the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. The Company intends that all future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

INDEPENDENT PUBLIC ACCOUNTANTS

    The Company's independent public accountants for the last completed fiscal year end, December 31, 2000, were Moss Adams LLP. The Company anticipates that representatives of Moss Adams will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and such representatives will be expected to be available to respond to appropriate questions.

FEES PAID TO INDEPENDENT AUDITORS

    Audit Fees.  The aggregate fees billed by Moss Adams LLP for professional services rendered for the audit of the Company's annual consolidated financial statements for the year ended December 31, 2000 and the reviews of the unaudited interim financial statements included in the Company's Form 10-Qs for the year ended December 31, 2000 ("Audit Services") were $47,000.

    Financial Information Systems Design and Implementation Fees.  Moss Adams LLP did not perform any professional services with respect to financial information systems design and implementation for the year ended December 31, 2000 ("Technology Services").

    All Other Fees.  The aggregate fees billed by Moss Adams LLP for professional services other than Audit Services and Technology Services for the year ended December 31, 2000 were $13,000, primarily fees associated with income tax reporting.

OTHER BUSINESS

    The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

ANNUAL REPORT

    The Company's Annual Report to Stockholders for fiscal year 2000 is being mailed to all stockholders. Any stockholder who has not received a copy may obtain one by writing to the Company.

    THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2000 (EXCLUSIVE OF EXHIBITS THERETO) UPON REQUEST OF ANY PERSON WHO WAS A HOLDER OF RECORD, OR WHO REPRESENTS IN GOOD FAITH THAT HE OR SHE WAS A BENEFICIAL OWNER, OF COMMON STOCK ON MAY 11, 2001. ANY SUCH REQUEST SHALL BE IN WRITING AND ADDRESSED TO THE SECRETARY OF THE COMPANY, 1241 HAWK'S FLIGHT COURT, EL DORADO HILLS, CA 95762.

SUBMISSION OF STOCKHOLDER PROPOSALS

    Stockholders seeking to bring business before an Annual Meeting of Stockholders, or to nominate directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of shareholders, not less than 60 days nor more than 90 days prior to such anniversary date, and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, in the case where notice or public disclosure of an annual meeting is less than 70 days in advance of the meeting, or in the case of a special meeting of stockholders, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever comes first.

    Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, a stockholder intending to present a proposal to be included in the Company's Proxy Statement for the Company's 2002 Annual Meeting of Shareholders must deliver a proposal in writing to Corporate Secretary, The RiceX Company, 1241 Hawk's Flight Court, El Dorado Hills, CA 95762, no later than March 15, 2002. Proposals not in full conformity with the applicable rules of the Securities and Exchange Commission may be excluded from the Proxy Statement.

                      By Order of the Board of Directors

                      /s/ Daniel L. McPeak
                      Daniel L. McPeak
                      CHAIRMAN OF THE BOARD

El Dorado Hills, California
June 1, 2001

THE RICEX COMPANY
1241 HAWK'S FLIGHT COURT
EL DORADO HILLS, CALIFORNIA 95762

THIS PROXY IS SOLICITED ON BEHALF OF
THE COMPANY'S BOARD OF DIRECTORS

    The undersigned holder of Common Stock of The RiceX Company, a Delaware corporation (the "Company"), hereby appoints Daniel L. McPeak, Sr. and Todd C. Crow, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of stock of the Company that the undersigned may be entitled to vote at the 2001 Annual Meeting of Stockholders of the Company, to be held at The Sacramento Marriott Rancho Cordova, 11211 Point East Drive, Rancho Cordova, California on Friday, June 29, 2001, from 8:00 A.M. to 10:00 A.M. (Pacific Time) and at any adjournments or postponements thereof.

(change of address/comments)

(If you have written in the above spaces please mark the corresponding box on the reverse side of this card.)

(continued and to be signed on reverse side)

PLEASE DATE, SIGN AND MAIL YOUR
PROXY CARD BACK AS SOON AS POSSIBLE!

ANNUAL MEETING OF STOCKHOLDERS
THE RICEX COMPANY
June 29, 2001

    Please Detach and Mail in the Envelope Provided

This proxy is being solicited on behalf of the Company's Board of Directors.

[X]    Please mark your votes as in this example

The Board of Directors recommends a vote FOR the nominees for directors in Proposal No. 1.
1.	Election of	FOR	AGAINST	ABSTAIN	WITHHELD
Directors:
	Daniel L. McPeak, Sr.	/ /	/ /	/ /	/ /
	Todd C. Crow	/ /	/ /	/ /	/ /
The Board of Directors recommends a vote FOR the approval of amending the Company's 1997 Stock Option Plan in Proposal No. 2.
2.	Election of	FOR	AGAINST	ABSTAIN	WITHHELD
	amendment	/ /	/ /	/ /	/ /
3.	In their discretion on any other matter that may properly come before the meeting or any adjournment thereof.
		FOR	AGAINST	ABSTAIN	WITHHELD
		/ /	/ /	/ /	/ /

Please check this box if you plan to attend the Annual Meeting. / /

Change of Address/Comments / /

Signature(s)	Date

NOTE:  Please sign exactly as name appears above. Joint owners should each sign. Fiduciaries should add their full title to their signature. Corporations should sign in full corporate name by an authorized officer. Partnerships should sign in partnership name by an authorized person.

    DETACH & RETURN PROXY CARD, RETAIN ADMISSION CARD

ADMISSION CARD

ANNUAL MEETING OF STOCKHOLDERS
June 29, 2001
8:00 A.M. (Pacific Time)
The Sacramento Marriott Rancho Cordova
11211 Point East Drive
Rancho Cordova, California

    Presentation of this card is required
for admission to the Annual Meeting

PLEASE PRESENT THIS CARD TO THE COMPANY'S REPRESENTATIVE
    AT THE ENTRANCE TO THE ANNUAL MEETING

THE RICEX COMPANY

Name:

Address:

Non-Transferable

QuickLinks

INFORMATION CONCERNING PROXY
PURPOSES OF THE MEETING
OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS
SECURITY OWNERSHIP
TO ELECT DIRECTORS (PROPOSAL NO. 1)
CURRENT DIRECTORS AND EXECUTIVE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION ACTIVITY IN 2000 TO EXECUTIVES
STOCK OPTION EXERCISES AND YEAR-END VALUE TABLE
DIRECTOR COMPENSATION
EMPLOYMENT AGREEMENTS
TO AMEND THE 1997 STOCK OPTION PLAN (PROPOSAL NO. 2)
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INDEPENDENT PUBLIC ACCOUNTANTS
FEES PAID TO INDEPENDENT AUDITORS
OTHER BUSINESS
ANNUAL REPORT
SUBMISSION OF STOCKHOLDER PROPOSALS
THE RICEX COMPANY 1241 HAWK'S FLIGHT COURT EL DORADO HILLS, CALIFORNIA 95762 THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS
PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE! ANNUAL MEETING OF STOCKHOLDERS THE RICEX COMPANY June 29, 2001
ADMISSION CARD ANNUAL MEETING OF STOCKHOLDERS June 29, 2001 8:00 A.M. (Pacific Time) The Sacramento Marriott Rancho Cordova 11211 Point East Drive Rancho Cordova, California